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Luminex Corporation

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LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2002

To our Stockholders:

     Luminex Corporation will hold its 2002 annual meeting of stockholders on Thursday, May 23, 2002, at 10:00 a.m., local time, at the Renaissance Hotel, 9721 Arboretum Blvd., Austin, Texas 78759. At the annual meeting, stockholders will act on the following matters:

(1)	election of three members of the Board of Directors to serve for three-year terms as Class II Directors, and

(2)	such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 8, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only holders of record of common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting.

     Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. All stockholders are cordially invited to attend the annual meeting. Stockholders are urged, whether or not they plan to attend the annual meeting, to sign, date and mail the enclosed proxy or voting instruction card in the postage-paid envelope provided.

By Order of the Board of Directors,

/s/ Mark B. Chandler

Mark B. Chandler, Ph.D.
Chairman of the Board, President and Chief Executive Officer

Austin, Texas April 22, 2002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 — ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
STOCKHOLDER PROPOSALS FOR 2003 PROXY STATEMENT
TRANSACTION OF OTHER BUSINESS
HOUSEHOLDING INFORMATION
REVOCABLE PROXY

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held May 23, 2002

GENERAL

     This proxy statement is furnished to stockholders of Luminex Corporation in connection with the solicitation by the Board of Directors of proxies for use at the 2002 annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy card is April 22, 2002.

Proxy Cards

     If a proxy card is enclosed, it serves to appoint a proxy for record holders of our common stock. Shares represented by a proxy in such form, duly executed and returned to us and not revoked, will be voted at the annual meeting in accordance with the directions given. If no direction is made, the proxy will be voted for election of the directors named in the proxy. Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Secretary, by executing and delivering a later-dated proxy or by voting in person at the annual meeting.

Quorum and Voting

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of our issued and outstanding common stock is necessary to constitute a quorum to transact business. Each share represented at the annual meeting in person or by proxy will be counted for purposes of determining whether a quorum is present. In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder’s name.

Voting Procedures

     The affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. Any other proposal, other than the election of directors, that properly comes before the meeting will be approved if a majority of the shares represented and voting on the proposal vote in favor of the proposal.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote for that nominee and will have no effect. Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name have the authority to vote on certain “routine” items when they have not received instructions from beneficial owners. Brokers will have discretionary authority to vote on the scheduled item of business. Under applicable Delaware law, a broker non-vote (or other limited proxy) will have no effect on the outcome of the election of directors.

Voting Securities

     Our only outstanding voting security is our common stock. Only holders of record of common stock at the close of business on April 8, 2002, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 29,266,668 shares of common stock outstanding and entitled to vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us regarding the ownership of the common stock as of April 8, 2002 by (i) each director, (ii) each current or former executive officer named in the Summary Compensation Table below (each a “named executive officer”), (iii) all current directors and executive officers as a group and (iv) each person known to us to own beneficially 5% or more of our outstanding common stock.

     The information set forth below includes shares of common stock directly and indirectly owned and shares of common stock underlying currently exercisable options, as well as those options which will become exercisable within 60 days of April 8, 2002. Except as otherwise indicated, the named persons below have sole voting and dispositive power with respect to beneficially owned shares.

	Common Stock Beneficially Owned

		Total as a
	Number of Shares	Percentage of
Beneficial Owner	Owned (2)	Shares Outstanding

Directors and Named Executive Officers (1)

Mark B. Chandler, Ph.D. (3)	4,400,646	14.7%
G. Walter Loewenbaum (4)	3,462,870	11.8%
John E. Koerner, III (5)	1,346,960	4.6%
Laurence E. Hirsch	351,700	1.2%
Fred C. Goad, Jr. (6)	276,820	*
Jim D. Kever (7)	220,722	*
Robert J. Cresci	180,850	*
Michael L. Bengtson	127,360	*
Gail S. Page	79,444	*
Frank J. Reeves	59,583	*
William L. Roper, M.D.	20,000	*
C. Thomas Caskey, M.D.	15,400	*
All directors and current executive officers as a group (10 persons)	10,355,412	34.3%

Other 5% Stockholders

St. Denis J. Villere & Company (8) 210 Baronne Street, Suite 808 New Orleans, LA 70112	1,807,695	6.2%

*	Less than 1%.

(1)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.

(2)	Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of April 8, 2002) as follows: Dr. Chandler – 666,944 shares; Mr. Loewenbaum – 10,000 shares; Mr. Koerner – 61,000 shares; Mr. Hirsch – 20,200 shares; Mr. Goad – 10,000 shares; Mr. Kever – 61,000 shares; Mr. Cresci – 20,200 shares; Mr. Bengtson – 127,360 shares; Ms. Page – 64,444 shares; Mr. Reeves – 59,583 shares; Dr. Roper – 20,000 shares; Dr. Caskey – 15,000 shares; and all directors and current executive officers as a group – 948,788 shares.

(3)	Includes 50,000 shares held by a trust for the benefit of Dr. Chandler’s child and of which Dr. Chandler disclaims beneficial ownership; 200,000 shares held by Dr. Chandler’s wife as separate property and of which Dr. Chandler disclaims beneficial ownership; 100,000 shares held in a trust for Dr. Chandler’s wife and of which Dr. Chandler disclaims beneficial ownership; 3,133,702 shares held jointly by Dr. Chandler and his wife and 50,000 shares held in a trust for Dr. Chandler’s benefit, of which Dr. Chandler is the trustee.

(4)	Includes 1,301,600 shares held by Mr. Loewenbaum’s wife as her separate property and of which Mr. Loewenbaum disclaims beneficial ownership; 312,000 shares held by a partnership of which Mr. Loewenbaum is the general partner and of which Mr. Loewenbaum disclaims beneficial ownership; 1,000 shares held by a partnership in which Mr. Loewenbaum has an indirect interest; 127,472 shares held in trust for the benefit of Mr. Loewenbaum’s children and of which Mr. Loewenbaum disclaims beneficial ownership; 47,000 shares held by a trust for the benefit of Mr. Loewenbaum’s grandchildren, of which Mr. Loewenbaum is a trustee, and 234,600 held by a trust for Mr. Loewenbaum’s benefit.

(5)	Includes 1,275,000 shares held by Koerner Capital, L.L.C. of which Mr. Koerner is the sole stockholder and 10,960 shares held by two trusts for the benefit of his children. Mr. Koerner disclaims beneficial ownership of the shares held by the two trusts.

(6)	Includes 6,120 shares held by a trust of which Mr. Goad is the trustee. Mr. Goad disclaims beneficial ownership of the shares held by the trust.

(7)	Includes 68,712 shares held by a trust for his benefit.

(8)	This information is based solely on a Schedule 13G filed by St. Denis J. Villere & Company on February 1, 2002. St. Denis J. Villere & Company is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and reports sole voting and dispositive power as to 479,415 shares and shared voting and dispositive power as to another 1,328,100 shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

     The number of directors on our Board of Directors is currently fixed at nine. Our Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes. Each class of directors serves staggered three-year terms.

     Our Board of Directors is composed of three Class I directors, consisting of C. Thomas Caskey, Robert J. Cresci and William L. Roper, three Class II directors, consisting of Fred C. Goad, Jr., Laurence E. Hirsch and Jim D. Kever, and three Class III directors, consisting of Mark B. Chandler, John E. Koerner, III and G. Walter Loewenbaum, whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders held in 2004, 2002 and 2003, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

     At this annual meeting, the stockholders will elect three Class II directors. Each of such directors is to serve a three-year term until the 2005 annual meeting of stockholders and until a successor is elected and qualified or until the director’s earlier resignation or removal. The Board of Directors has nominated Mr. Goad, Mr. Hirsch and Mr. Kever for re-election as directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

     Certain information about the nominees for the Board of Directors, and those directors whose terms do not expire at the 2002 annual meeting, is furnished below. The Board of Directors recommends that stockholders vote FOR the election of its nominees for director.

Class II Director Nominees

     Fred C. Goad, Jr., age 61. Mr. Goad has served as a member of the Board of Directors since September 1997. Since August 2001, he has been a member in Voyent Partners, L.L.C., a private investment company. Mr. Goad served as Co-Chief Executive Officer of the transaction services division of WebMD Corporation (“WebMD”), a provider of health care transaction, information and technology services, from June 2000 through March 2001. From March 1999 through May 2000, Mr. Goad served as Senior Advisor to the Office of the President of the transaction services division of Quintiles Transnational Corp. (“Quintiles”), a provider of services to the pharmaceutical, biotechnology and medical device industries. Mr. Goad served as Co-Chief Executive Officer and Chairman of Envoy Corporation (“Envoy”), a provider of electronic transaction processing services for the health care industry, from June 1996 until Envoy was acquired by Quintiles in March 1999. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer and as a director of Envoy. Mr. Goad also serves on the Boards of Directors of Performance Food Group Company and several private companies.

     Laurence E. Hirsch, age 56. Mr. Hirsch has served as a member of the Board of Directors since December 1996. He is currently the Chairman of the Board and Chief Executive Officer of Centex Corporation, a homebuilder and provider of real estate and construction related services. He has served in these positions since July 1991 and July 1988, respectively. He joined Centex Corporation as President and Chief Operating Officer and became a member of its Board of Directors in 1985. He also serves as Chairman of the Board of Centex Construction Products, Inc., a director of Belo Corporation and a trustee of the University of Pennsylvania. Mr. Hirsch received a B.S. in Economics from the Wharton School at the University of Pennsylvania and a J.D. from the Villanova University School of Law.

     Jim D. Kever, age 49. Mr. Kever has served as a member of the Board of Directors since December 1996. He has been a member in Voyent Partners, L.L.C. since August 2001. Mr. Kever served as Co-Chief Executive Officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as Chief Executive Officer of the transaction services division of Quintiles. From August 1995 through March 1999, Mr. Kever was the President and Co-Chief Executive Officer of Envoy. Mr. Kever joined Envoy as Treasurer and General Counsel in October 1981. Mr. Kever serves on the Boards of Directors of Quintiles, 3D Systems Corporation and Tyson Foods, Inc. Mr. Kever received a B.S. in business and administration from the University of Arkansas in 1974 and a J.D. from the Vanderbilt University School of Law in 1977.

Class I Directors (Terms Expire in 2004)

     C. Thomas Caskey, M.D., F.A.C.P., age 63. Dr. Caskey has served as a member of the Board of Directors since January 2001. He has been President and Chief Executive Officer of Cogene Biotech Ventures, Ltd., a private equity fund that focuses on intermediate stage and start-up biotech companies, since April 2000, and an adjunct professor at Baylor College of Medicine, Houston, Texas since 1995. From 1995 to March 2000, he was the Senior Vice President of Human Genetics and Vaccines Discovery at Merck Research Laboratories, as well as President of Merck Genome Research Institute from 1996 to March 2000. Dr. Caskey has served as past President of the American Society of Human Genetics and the Human Genome Organization, 1993-1996; chair of the advisory panel on Forensic Uses of DNA Tests, U.S. Congress Office of Technology Assessment, 1989-1990; and as a committee member on DNA Technology in Forensic Science, National Research Council, National Academy of Sciences, 1989-1991. He has served as Chairman of the Board of Directors of Lexicon Genetics, Incorporated since April 2000. Dr. Caskey earned his M.D. from Duke University Medical School and is a member of the National Academy of Sciences and the Institute of Medicine.

     Robert J. Cresci, age 58. Mr. Cresci has served as a member of the Board of Directors since December 1996. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the Boards of Directors of Sepracor Inc., Aviva Petroleum Ltd., Castle Dental Centers, Inc., j2 Global Communications, Inc., Candlewood Hotel Co., Inc., SeraCare Life Sciences, Inc., Learnz Corporation and several private companies. Mr. Cresci received his undergraduate degree from the United States Military Academy at West Point and received his M.B.A. in Finance from the Columbia University Graduate School of Business.

     William L. Roper, M.D., M.P.H., age 53. Dr. Roper has served as a member of the Board of Directors since March 2000. Since 1997, he has served as the dean of the School of Public Health at the University of North Carolina at Chapel Hill, professor of health policy and administration in the School of Public Health and professor of pediatrics in the School of Medicine. From 1993 to 1997, Dr. Roper served in a variety of capacities with the Prudential Insurance Company of America, including Senior Vice President for Medical Management. Prior to joining Prudential, Dr. Roper was Director of the Centers for Disease Control and Prevention, served on the senior White House staff and was Administrator of the Health Care Financing Administration. Dr. Roper currently serves on the Board of Directors of DaVita, Inc. and on the Board of Trustees of the Robert Wood Johnson Foundation. He received his M.D. from the University of Alabama School of Medicine and his M.P.H. from the University of Alabama at Birmingham School of Public Health.

Class III Directors (Terms Expire in 2003)

     Mark B. Chandler, Ph.D., age 48. Dr. Chandler co-founded the company with his brother, Van S. Chandler, in May 1995, and has served as Chairman of the Board and Chief Executive Officer since that date and as President since June 1999. In 1982, he founded Inland Laboratories, Inc., which provides plant and bacterial toxins to the medical research community. As the President and Chief Executive Officer of Inland, Dr. Chandler received the KPMG LLP, High Technology Entrepreneur of the Year award in 1987. He received his Ph.D. in Immunology from the University of Texas Southwestern Medical School in Dallas in 1981.

     John E. Koerner, III, age 59. Mr. Koerner has served as a member of the Board of Directors since September 1997. He has been President of Koerner Capital, L.L.C., a private investment company, since 1995 and also serves on the Board of Directors of Legg Mason, Inc. From 1976 until August 1995, he was President of Barq’s, Inc., a soft drink producer and distributor. Mr. Koerner earned a B.S. in 1965, a J.D. in 1969 and a M.B.A. in 1971, all from Tulane University.

     G. Walter Loewenbaum, age 57. Mr. Loewenbaum has served as a member of the Board of Directors since May 1995 and served as Vice Chairman of the Board of Directors from April 1998 until January 2000. Since mid 2001, Mr. Loewenbaum has consulted with, and provided advice and assistance to, our senior management team on a regular basis with respect to financial and strategic matters and general business operations of the company. Other than compensation in his capacity as an outside director, Mr. Loewenbaum does not receive any compensation for these services. Since July 1999, he has served as Managing Director and a Member of LeCorgne Loewenbaum & Co., LLC. From April 1990 until June 1999, he served as the President, Chairman and Chief Executive Officer of

Loewenbaum & Company, Inc., an investment management company. Mr. Loewenbaum also has served as Chairman of the Board of Directors of 3D Systems Corporation since September 1999 and serves on the Board of Directors of Sonic Innovations, Inc. He received a B.A. from the University of North Carolina.

Meetings and Committees of the Board of Directors

     During 2001, the Board of Directors met six times. With the exception of Mr. Hirsch, no director attended fewer than 75% of all the 2001 meetings of the Board of Directors and its committees on which he served.

     The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors considers director nominees from stockholders for election at each annual meeting of stockholders if a written nomination is received by our Secretary in accordance with the procedures specified in our bylaws not less than 30 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.

     The Executive Committee, which did not meet in 2001, consists of Mr. Loewenbaum, who serves as Chairman, Dr. Chandler and Mr. Hirsch. The Executive Committee’s function is to act on behalf of the Board of Directors as a whole, to the extent permitted by law.

     The Audit Committee, which met five times in 2001, consists of Mr. Kever, who serves as Chairman, Mr. Cresci, Mr. Hirsch and Mr. Koerner. The Audit Committee recommends engagement of our independent auditors and is primarily responsible for reviewing (i) the scope of the independent auditors’ annual audit and their compensation, (ii) the general policies and procedures with respect to our accounting and financial controls, (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures and (iv) such other matters as set forth in the company’s Audit Committee Charter.

     The Compensation and Stock Option Committee, which met four times in 2001, consists of Mr. Goad, who serves as Chairman, Mr. Kever and Mr. Koerner. The Compensation and Stock Option Committee’s functions are to establish and apply our compensation policies with respect to our officers and employees and administer our stock incentive plans.

Compensation of Directors

     Directors who are our employees do not receive any compensation for their services as directors. Directors who are not employees receive annual grants of non-qualified stock options under our 2000 Long-Term Incentive Plan. Our current policy under the 2000 Long-Term Incentive Plan is to grant to each non-employee director when he or she first joins the Board of Directors an option to purchase 15,000 shares of common stock, vesting in one-third increments annually over a three-year period. In 2001, each non-employee director received an additional option to purchase 10,000 shares of common stock. All such options are to have an exercise price equal to 100% of the fair market value of the common stock on the date of grant and terminate 10 years from the date of grant.

     All directors are reimbursed for expenses incurred in connection with attending Board of Directors and committee meetings.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between any member of our Board of Directors or the Compensation and Stock Option Committee and any member of the Board of Directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

     The table below sets forth certain information concerning compensation paid during the last three years to (i) our Chief Executive Officer and (ii) each named executive officer. In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person’s salary and bonus shown in the table.

	Annual Compensation				Long Term Compensation Awards

Name and Principal				Other Annual	Restricted Stock	Securities	All Other
Position	Year	Salary	Bonus (1)	Compensation	Awards	Underlying Options	Compensation (2)

		($)	($)	($)	($)	(#)	($)

Mark B. Chandler, Ph.D.	2001	350,000	35,000	—	—	50,000	—
Chairman of the Board,	2000	225,000	75,000	—	—	225,000	—
President and Chief Executive	1999	225,000	—	—	—	510,000	—
Officer
Gail S. Page (3)	2001	260,000	20,000	74,630 (4)	—	40,000	5,250
Executive Vice President and	2000	39,167	—	—	566,250 (5)	—	—
Chief Operating Officer	1999	—	—	—	—	—	—
Michael L. Bengtson (6)	2001	260,000	—	—	—	40,000	5,250
Former Executive Vice President, General Counsel	2000	187,500	40,000	—	—	255,000	4,628
and Secretary	1999	—	—	—	—	—	—
Frank J. Reeves (7)	2001	191,136	—	—	—	165,000	5,250
Former Executive Vice President and Chief	2000	—	—	—	—	—	—
Financial Officer	1999	—	—	—	—	—	—

(1)	Includes bonus amounts in the year earned, rather than in the year in which such bonus amount was paid or is to be paid.

(2)	Consists of matching payments made under our 401(k) Plan for 2001.

(3)	Ms. Page joined the company in October 2000; therefore, only compensation that we paid Ms. Page since the date she joined the company is reflected in the table.

(4)	Includes (i) $50,000 as a reduction of the principal amount owed by Ms. Page to the company pursuant to a promissory note, dated May 9, 2001, and (ii) $24,630 relating to the estimated amount of interest that would have accrued on the note during the year, such interest calculated using the difference between an assumed market interest rate on the note of 10.0% and the actual interest rate on the note of 0%. The terms of this note are discussed below under the heading “Certain Relationships and Related Party Transactions.”

(5)	Ms. Page received a restricted stock grant for 15,000 shares of common stock of the company, subject to the terms of a Restricted Stock Agreement, dated as of October 2, 2000. The restrictions imposed under the Restricted Stock Agreement lapsed with respect to 7,500 shares on October 2, 2001 and with respect to the remaining 7,500 shares on April 2, 2002. The value of the shares on the grant date (October 2, 2002) has been presented based on the closing price of our common stock as traded on The Nasdaq Stock Market on the grant date ($37.75). As of December 31, 2001, Ms. Page owned 7,500 shares of restricted stock. Based on the closing price of our common stock as traded on The Nasdaq Stock Market on December 31, 2001 ($16.96), the value of the restricted shares at the end of 2001 was $127,200.

(6)	Mr. Bengtson joined the company in March 2000; therefore, only compensation that we paid Mr. Bengtson since he joined the company is reflected in this table. Mr. Bengtson ceased to be an employee of the company as of March 1, 2002.

(7)	Mr. Reeves joined the company in April 2001; therefore, only compensation that we paid Mr. Reeves since he joined the company is reflected in this table. Mr. Reeves ceased to be an employee of the company as of March 1, 2002.

Option Grants for Fiscal 2001

     The table below sets forth information with respect to the stock option grants made during 2001 under our 2000 Long-Term Incentive Plan to the named executive officers. No stock appreciation rights were granted to the named executive officers during 2001.

	Individual Grants				Assumed Annual Rates of
					Stock Price Appreciation
	Number of	Percent of Total			Potential Realized Value at
	Securities	Options Granted to	Exercise		for Option Term (2)
	Underlying	Employees in Fiscal	Price Per
Name	Options Granted (1)	2001	Share	Expiration Date	5%	10%

Mark B. Chandler, Ph.D	50,000	5.43%	$24.8125	01/19/11	$780,222	$1,977,237
Gail S. Page	40,000	4.35%	$13.05	04/25/11	$328,283	$831,933
Michael L. Bengtson	40,000	4.35%	$24.8125	01/19/11	$624,178	$1,581,789
Frank J. Reeves	165,000	17.93%	$18.30	04/12/11	$1,898,947	$4,812,305

(1)	Options become exercisable monthly beginning one month after the grant date and vest over a period of 36 months.

(2)	The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall market conditions. There can be no assurance that the values shown in this table will be achieved.

Option Exercises and Values for Fiscal 2001

     The table below sets forth information with respect to the named executive officers concerning their exercise of options during 2001 and the unexercised options held by them as of the end of such year. No stock appreciation rights were exercised during the year, and no stock appreciation rights were outstanding at the end of 2001.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/2001		12/31/2001 (1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark B. Chandler, Ph.D	—	—	455,276	230,774	$4,433,600	$2,216,800
Gail S. Page	—	—	43,888	86,112	$34,572	$121,648
Michael L. Bengtson	—	—	110,942	134,028	$513,500	$552,500
Frank J. Reeves	—	—	36,666	128,334	$—	$—

(1)	Based upon the market price of $16.96 per share, which was the closing selling price per share of our common stock on The Nasdaq Stock Market on December 31, 2001, less the option exercise price payable per share.

Employment Agreements

     We have employment agreements with Mark B. Chandler, Ph.D., our Chief Executive Officer, and each named executive officer. The employment agreements may be terminated by us or the employee may resign at any time. If we terminate the employee’s employment for “cause” (as defined in the employment agreements) or if the employee resigns, the employee will receive all accrued salary and benefits as of the date of termination. If the employee dies or becomes disabled, the employee will receive all accrued salary, benefits and bonus as of the date of death or disability. If we terminate the employee’s employment without “cause”, the employee will receive a lump sum payment equal to (i) one year’s base salary, plus (ii) the amount of the most recent annual cash bonus amount, plus (iii) all accrued salary and benefits as of the date of termination.

     These employment agreements also have provisions that become effective upon a change in control of the company (within the meaning set forth in the employment agreements) or a termination of employment in connection with or in anticipation of a change in control. If the executive is terminated following a change of control, we will pay the executive a lump sum equal to 2.99 times the executive’s average annual base salary plus bonus for the most recent five calendar years prior to the occurrence of the change of control. The employment agreements also provide for an additional payment to compensate the executive for any tax liability imposed on change of control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code. In addition, upon a change of control, all outstanding options held by the executive will vest.

     In connection with Mr. Bengtson’s and Mr. Reeves’ departures from the company on March 1, 2002, Mr. Bengtson and Mr. Reeves were paid $303,500 and $263,500, respectively, pursuant to the terms of their employment agreements. All unvested options to purchase shares of common stock held by Mr. Bengtson and Mr. Reeves terminated upon their departure from the company. All vested options to purchase shares of common stock held by Mr. Bengtson and Mr. Reeves will terminate 60 days from the date of their departure from the company, March 1, 2002, to the extent they are not exercised before then.

Compensation and Stock Option Committee Report on Executive Compensation

     To the Stockholders of Luminex Corporation:

     The Compensation and Stock Option Committee of the Board of Directors (the “Committee”) is responsible for establishing the base salary and incentive cash bonus programs for our executive officers. The Committee also has responsibility for administration of the 1996 Stock Option Plan for which no further option shares are authorized for issuance, the 2000 Long-Term Incentive Plan under which option grants may be made to key employees, directors and consultants of the company and the 2001 Broad-Based Stock Option Plan under which grants may be made to employees and consultants of the company. Directors and officers of the company are not eligible to participate or to receive grants under the 2001 Broad-Based Stock Option Plan.

     The policy of the Committee is to provide the Chief Executive Officer and our other officers with competitive compensation opportunities based upon their contributions to our financial success and their personal performances. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon our performance as a company, as well as upon his or her own level of performance. Accordingly, the compensation packages for the Chief Executive Officer and our other officers are comprised of three elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive with median salary levels in the industry; (ii) annual variable performance awards payable in cash and tied to a formula consisting of revenues, earnings before interest and taxes and individual goals set by us, as well as management evaluations and discretion of the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between these officers and our stockholders. As an officer’s level of responsibility increases, it is the intent of the Committee to have a greater portion of his or her total compensation be dependent upon performance and stock price appreciation rather than base salary.

     Several of the more important factors which the Committee considered in establishing the components of each officer’s compensation package for 2001 are summarized below. Additional factors were also taken into account, and the Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future years.

     Base Salary. The base salary for each officer is determined on the basis of the following factors: experience, personal performance, the median salary levels in effect for comparable positions within and outside the industry and internal comparability considerations. The weight given to each of these factors may differ from individual to individual, as the Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Committee considers many factors, including geographic location, growth rate, annual revenue, profitability and market capitalization. The Committee also considers companies outside the industry which may compete with us in recruiting executive talent.

     Annual Incentive Compensation. For 2001, annual incentive compensation payments were based on a formula consisting of: (i) revenues, (ii) earnings before interest and taxes and (iii) individual goals set by us, as well as management evaluations and discretion of the Committee.

     Long-Term Compensation. Long-term incentives are provided primarily through stock option grants. The grants are designed to align the interests of each officer with those of our stockholders and provide each officer with a significant incentive to manage our company from the perspective of an owner with an equity stake in our business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (generally the market price on the grant date) over a specified period of time. Generally, options granted to officers become exercisable monthly beginning one month after the grant date and vest over a period of 36 months, contingent upon the officer’s continued employment. Accordingly, the option will provide a return to the officer only if the officer remains employed by us during the respective vesting period, and then only if the market price of the underlying shares of common stock appreciates over the option term. The number of shares of common stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with us, the base salary associated with that position, the median size of comparable awards made to officers in similar positions within the industry, the officer’s potential for increased responsibility and promotion over the option term and the officer’s personal performance in recent periods. The Committee also takes into account the number of vested and unvested options held by the officer in order to maintain an appropriate level of equity incentive for that officer. However, the Committee does not adhere to any specific guidelines as to the relative stock option holdings of our officers. The actual options granted in 2001 to each of the current or former executive officers named in the Summary Compensation Table is indicated in the Long Term Compensation Awards column. In October 2000, we also issued restricted stock to Gail S. Page, our Executive Vice President and Chief Operating Officer, as part of her compensation package when Ms. Page joined the company. The terms of the restricted stock grant are discussed in the Summary Compensation Table.

     Compensation of the Chief Executive Officer. The compensation of our Chief Executive Officer is reviewed annually on the same basis as discussed above for all officers. Dr. Chandler’s base salary for 2001 was $350,000. Dr. Chandler’s base salary was established in part by comparing the median base salaries of Chief Executive Officers at other companies of similar size. Based on the Committee’s criteria for 2001 described above, Dr. Chandler was awarded a bonus of $35,000 for services rendered in 2001.

     We are required to disclose our policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the cash compensation to be paid to our officers for 2001 will exceed the $1 million limit per officer. Our 2000 Long-Term Incentive Plan is structured so that any compensation deemed paid to an officer when he or she exercises an outstanding option under the 2000 Long-Term Incentive Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

Fred C. Goad, Jr.
Jim D. Kever
John E. Koerner, III

Common Stock Performance Graph

     The following graph sets forth the cumulative total stockholder return for our common stock, the Nasdaq Stock Market Index (U.S.) and the Nasdaq Biotechnology Index for the period indicated as prescribed by the Securities and Exchange Commission’s rules. The graph assumes $100 was invested on March 30, 2000, the date our common stock began trading on The Nasdaq Stock Market, in each of our common stock, the Nasdaq Stock Market Index and the Nasdaq Biotechnology Index and that all dividends, if any, were reinvested.

Total Return to Stockholders
(Assumes $100 Investment on 3/30/00)

Total Return Analysis

	3/30/00	12/00	12/01

Luminex Corporation	$100.00	$153.31	$99.76
Nasdaq Stock Market Index (US)	$100.00	$54.97	$43.62
Nasdaq Biotechnology Index	$100.00	$105.69	$88.58
                                      Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In May 2001, we entered into a promissory note with Gail S. Page, our Executive Vice President and Chief Operating Officer, and her spouse, the principal amount of which was $400,000. The purpose of this transaction was to assist Ms. Page and her spouse finance the purchase of a home in connection with her relocation and employment with the company. No payments of principal are due on the note until the maturity date, May 9, 2011, provided that Ms. Page is required to apply any net, after-tax proceeds from the sale of any options or common stock received in connection with her employment in excess of $500,000 to the payment of the principal balance of the note, up to a maximum of $200,000. Provided Ms. Page and her spouse are not in default under the note, no interest is to be paid on the unpaid principal balance prior to the maturity of the note. Any past due principal or interest bears interest from maturity at an annual rate of 10%. The promissory note is secured by a deed of trust on the home. Over the first four years of the term of the note, the principal amount of the note will be reduced by $50,000 each year, for a total possible reduction of $200,000, provided that no default exists under the note or the deed of trust and that Ms. Page is still employed by us. In the event Ms. Page is terminated by us without cause or upon the death or disability of Ms. Page, the $200,000 reduction of the principal amount of the note discussed above will be accelerated so that the total principal amount due under the note will be $200,000. $350,000 currently is outstanding under the note.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of Luminex Corporation:

     Our Board of Directors maintains an Audit Committee comprised of four outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the National Association of Securities Dealers that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the applicable rules of the National Association of Securities Dealers. The Audit Committee operates under a written charter.

     The Audit Committee oversees our financial reporting process on behalf of the entire Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and the independent auditors the audited and interim financial statements included in our reports filed with the Securities and Exchange Commission in advance of the filings of such reports.

     The Audit Committee has reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61(Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the company and our management.

     The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting. The Audit Committee held five meetings during 2001.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also determined that the provision of the services rendered by Ernst & Young LLP as described below under the heading “Auditors – All Other Fees” was compatible with maintaining Ernst & Young LLP’s independence.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Jim D. Kever
Robert J. Cresci
Laurence E. Hirsch
John E. Koerner, III

AUDITORS

     The Board of Directors has reappointed Ernst & Young LLP to audit our financial statements for the year ending December 31, 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions from the stockholders and will be given the opportunity to make a statement should they desire to do so.

Audit Fees

     The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the year ended December 31, 2001 and the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for 2001 were $95,000.

Financial Information Systems Design and Implementation Fees.

     Ernst & Young LLP performed no services and therefore billed no fees relating to financial information systems design and implementation during 2001.

All Other Fees

     Aggregate fees for all other services rendered by Ernst & Young LLP were $45,577, including audit related services of $12,000 and nonaudit related tax services of $33,577. Audit related services generally include fees for Securities and Exchange Commission registration statements, statutory audits and accounting consultations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the Securities and Exchange Commission. Specific due dates have been established by the Securities and Exchange Commission, and we are required to disclose in this Proxy Statement any failure of such persons to file by those dates. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2001 and written representations to the company by our directors and executive officers that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and ten-percent beneficial owners for 2001.

EXPENSES AND SOLICITATION

     We will bear the cost of soliciting proxies. Proxies may be solicited in person or by telephone or facsimile by certain of our directors, officers and regular employees, without additional compensation.

STOCKHOLDER PROPOSALS FOR 2003 PROXY STATEMENT

     It is contemplated that our 2003 annual meeting of stockholders will take place in May 2003. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2003 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, if such proposals are received by us before the close of business on December 23, 2002. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the 2002 annual meeting in the manner specified in the bylaws. For proposals that are not timely filed, we retain discretion to vote proxies that we receive. For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.

TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

HOUSEHOLDING INFORMATION

     As permitted by the Securities and Exchange Commission’s proxy statement rules, we may deliver only one annual report or proxy statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered and will include instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of the annual report or proxy statement. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact us at Investor Relations, Luminex Corporation, 12212 Technology Blvd., Austin, Texas 78727 or by phone at (512) 219-8020.

REVOCABLE PROXY

LUMINEX CORPORATION

12212 TECHNOLOGY BLVD., AUSTIN TEXAS 78727

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMINEX CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2002 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

         The undersigned hereby appoints Dr. Mark B. Chandler, or any successors in their respective positions, as proxy with full powers of substitution, and hereby authorizes him to represent the undersigned and to vote, as designated on the reverse side, all the shares of Common Stock of Luminex Corporation (the “Company”) held of record by the undersigned as of April 8, 2002, at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Renaissance Hotel, 9721 Arboretum Blvd., Austin, Texas 78759 on Thursday, May 23, 2002, at 10:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof.

         Shares of Common Stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors and otherwise at the discretion of the proxy. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company.

         The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Luminex Corporation to be held on May 23, 2002, or any adjournment or postponement thereof, a Proxy Statement for the Annual Meeting and the 2001 Annual Report, prior to the signing of this proxy. All of the proposals set forth on the reverse side hereof are more fully described in the Proxy Statement.

(Continued, and to be dated and signed, on reverse side)

- FOLD AND DETACH HERE -

(Mark “X” in only one box)

FOR ALL
The Board of Directors recommends a vote	NOMINEES
"FOR" the Board's nominees.	(except if	WITHHOLD
	written below)	ALL
1. Proposal to elect the following nominees for a three-year term:

01 Fred C. Goad, Jr.

02 Jim D. Kever

03 Laurence E. Hirsch

(Instruction: to withhold authority to vote for an individual nominee, write that nominee’s name in the space provided below.)

In his discretion, the proxy is authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other matters as may properly come before the Annual Meeting or an adjournment or postponement thereof. I plan to attend the meeting.

Signature(s)	Dated:	, 2002

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, each person should sign.

- FOLD AND DETACH HERE -